Exhibit 99.1

Thank you to Miller’s Greenhaus for all the beautiful landscaping around our facility.

Inside this issue:

Commodities Manager	2

Quality Assurance	3

Safety/Environmental	3

CFO	4

Board News/Bill Herrmann – President

Greetings from your Board!

To say these are interesting or challenging times for the ethanol industry is a real understatement. Your board and management team have put a lot of time and effort into marketing strategies and risk management. This is reflected in the excellent profit margin for our first six months and resulted in our ability to distribute $200 per membership unit in August.

Our major capital projects for the year are nearly complete. They include the additional cooling tower, the dried distillers grains (DDG) cooling and conveying system and the third lane dried distillers grains with solubles (DDGS) loadout and bulk weighing system. New projects include a new regenerative thermal oxidizer (RTO) and a corn oil recovery system which will extract oil from the syrup before it is added back to the distillers grain. We expect these projects will be completed next year and have a relatively short payback from the sale of corn oil and reduced energy costs.

Plans for additional production expansion have been pushed back to an expected completion date of early 2010 due to market conditions. Additionally, the development of our joint venture project for a plant in Missouri has been halted. We now have the capability to produce up to 60 million gallons per year (mgy) and are satisfied with that capacity in the current economy. While we have this capacity, we may adjust production if margins dictate. As always, our emphasis has been and continues to be efficiency and profitability.

Hope you have all had a good summer and were not negatively impacted by our spring weather problems.

Jeff Robertson – CEO

Greetings from our Friesland facility! It has been an interesting time in our industry and at our local operation too since I last wrote an article for this quarterly publication. What’s gone on with oil and retail gas prices’ rising to over $4.00 has been a lot to absorb. This has caused a decline in the national gas consumption of about 3% from last year. The wholesale price of ethanol has remained well below the wholesale price of unleaded gasoline (see chart below). The refiners and the blenders have captured this discount and the $0.51 Blenders Tax Credit. It has been more than a year since the ethanol producers have seen any part of the blending tax credit subsidy finding its way into their revenues. Although it’s been frustrating to see the downstream users of our product makes 4 or 5 times the amount per gallon than we as producers make, there is a good side. This high per gallon return for the purchasers and resellers of ethanol provides a strong economic incentive to use ethanol, which has created a growing market for our product. We need that market growth to absorb our rapid production capacity increase. Ethanol now accounts for about 6% of the total transportation fuel demand. So we are still finding a market that is taking what the industry is producing, about 9.2 billion gallons annually right now. Lower ethanol prices have also taken away the argument that ethanol increases the price of gas. Most studies on that topic suggest that ethanol has and continues to keep gas prices lower by $0.35 to $0.50 per gallon.

I haven’t heard much lately in public about the net loss of energy argument against ethanol either. Numerous, very thorough studies, not paid for by the oil industry, have debunked that falsehood. But even though that belief is now one which can only be held in the most creative of minds, we are still fighting over energy consumption in front of various committees in Washington. The argument now is not if there is a net gain of energy from making ethanol. That battle has been won. The focus has shifted to how much of an environmental advantage is ethanol over fossil fuels. This will play a huge role in our profitability in an economy that assesses the CO2 footprint of various fuels. The Environmental Protection Agency (EPA) assumes 42,000 British thermal units (btus) per gallon for ethanol plants that use natural gas for energy. The GREET model (Greenhouse Gases, Regulated Emissions, and Energy used in Transportation) assumes 36,000 btus. The ethanol industry data indicates that the use is 31,000 btus. At United Wisconsin Grain Producers (UWGP), we have worked hard to reduce our input energy use, and we are currently at 27,000 btus per gallon of production (see chart on Page 3). This work allows us to save money on energy costs today, and that helps our profitability, but I believe the big payback will come in the future when a carbon economy is established in the United States.

The new attack against our industry is on the effect of ethanol production on food prices. If you look at the data, you will find that the increases in grain prices started with rice, and moved to wheat. It was months before we saw the price of corn begin its climb. I think its safe to say the ethanol has very little to do with the world price of rice and wheat. Yes, we do effect the price of corn, but if our use of corn was creating a chronic shortage, why have we seen the price drop nearly $3.00 in the past six weeks? Surely the price increase had its beginnings in the shortages of rice and wheat in the developing nations, especially in India and China, and the announcement by those nations that they would ban grain exports from their countries and come into the world markets to increase their domestic supplies. This move got the attention of the commodity funds who came into the commodity markets. Their buying was a dominant factor in the prices until July. Once these funds began to leave the market, prices fell quickly.

Continued on Page 3

Dan Wegner – Commodities Manager

“Could Retail Blender Pumps be the Future for Fueling American Cars?”

As our nation and all others around the world attempt to deal with higher prices for many of the products we purchase, we find ourselves in the “blame game”. People everywhere are pointing fingers at who they feel is to blame for higher prices. Ethanol has been bashed in the press, and blamed by many as the reason for higher food prices. In my opinion, the main culprit is oil, and the heavy influence that the oil industry has all over the world. In early July, Chakib Khelil, the president of the Organization of Petroleum Exporting Countries (OPEC), made an absolutely appalling statement to the press. He stated, “the intrusion of bio-fuels on the market is responsible for 40% of the recent increases in the price of crude oil.” Now, on the surface one would read this comment as ridicules, economics 101 would tell you this does not make sense. But then I thought to myself, if this man really believes this is true, and if it is true, how could this be possible. Political power; OPEC is mad about ethanol gaining market share in “their market”, so they have the power to influence price, and they did? Maybe, but much like one cannot take everything you hear or read at face value all the time, another misconception surrounding ethanol is this British thermal unit (BTU) content and poor fuel economy argument.

In December of 2007, a research study was conducted to address these assumptions that ethanol’s lower energy content should always directly correlate with lower fuel economy. The study found those assumptions to be wrong; instead, the new research strongly suggests that there is an “optimal blend level” of ethanol and gasoline at which different vehicles perform their best. The study was co-sponsored by the U.S. Department of Energy and the American Coalition for Ethanol (ACE), and the research was performed by the University of North Dakota Energy and Environmental Research Center and the Minnesota Center for Automotive Research. The researchers conducted the study using four 2007 models; Toyota Camry, Ford Fusion, and two Chevy Impala’s, one flex-fuel and one conventional. Researchers used the Environmental Protection Agency (EPA) Highway Fuel Economy Test to examine each vehicles performance utilizing a range of ethanol-gasoline blends from straight unleaded gasoline up to 85% ethanol. In general, the study proved the vehicles got better fuel mileage with ethanol blends than the ethanol’s energy content would predict, and 3 out of the 4 vehicles actually traveled farther on a midlevel ethanol blend than on unleaded gas alone. In addition to the better fuel economy findings, research also provides strong evidence that standard, non-flex-fuel vehicles can operate safely on ethanol blends beyond 10%, in fact the three non-flex cars operated on blends as high as 65% ethanol before any engine fault codes where displayed. Tailpipe emissions were also monitored in this study, and the results were favorable for ethanol blends, showing a significant reduction in CO2 emissions for each vehicle’s “optimal” ethanol blend.

As I read through the studies results, I was particularly interested in how each of the four vehicles operated differently on each fuel blend. I have always been suspicious as I listen to people telling others about their gas mileage, and the positives and negatives as they pertain to ethanol. Most often the conversation would end with a negative generalization concerning ethanol. It has always stood to reason for me that different vehicles perform better and worse to varied fuels, and this study proved my own theory. For example, some car owner manuals suggest you use only premium gas. I would attribute this to the manufacturer knowing how the engine is set up and knowing this fuel will provide better results with high octane than with 87 octane gas. Similarly, the study results show each car’s performance varied, for better and for worse as the fuel types varied. For example, the Toyota’s preferred fuel choice was the 30% ethanol blend, while the flex-fuel Chevy performed the best at 20%. (See charts for actual results). Another key test result is the fact that all four vehicles had at least one fuel blend with ethanol in which the fuel economy was higher than that of unleaded gas alone. This tells me consumers need more choices when it comes to fuel for their vehicles and in Minnesota and South Dakota blender pumps are making these choices available. A blender pump allows the retailer to blend multiple ethanol fuel blends, ranging from E-10 up to E-85, and facilitates the consumer’s ability to purchase a fuel type that performs optimally in their particular vehicle. Technically, any fuel blend beyond 10% ethanol can only be offered for sale for flex-fuel vehicles. Given these positive study results, I feel that America should encourage our administration to hasten the intermediate blend wall testing and resolve that quickly. This could pave the road for the EPA’s quick approval of these fuel blends in automobiles beyond flex-fuel only. Ultimately, I feel these mid-level ethanol blends are the key to addressing many fundamental issues; saving consumer’s money at the pump, decreasing our demand for gasoline, and improving our nation’s air quality. So the next time you overhear a conversation pertaining to gas prices and/or gas mileage, speak up and mention these study results.

*Graphs Supplied by: Blending Better Solutions – www.ethanol.org

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions. These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter. We qualify all of our forward-looking statements by these cautionary statements.

Jeff Robertson - CEO (continues)

You all should have received your distribution checks for the results during the first half of the calendar year. For those of you who are interested, we released our results from the quarter ending June 30, 2008, and the six months ended June 30, 2008 (year to date). Both were very gratifying. We are well ahead of last year at this point, and I expect we will finish with a result that will put us in the top third of earnings results for individual facilities. But we do have some tough sledding in the months ahead, and we’ll have to keep our heads up to keep outpacing the industry average, as we have done consistently over the past few years. As you know we are part of a benchmarking group for comparing our performance against other plants. There are 31 plants in the group and the operational and financial data that we all submit to an accounting firm in Minnesota, is formatted into standard reports and released to us each quarter. In the quarter ended June 30, 2008, UWGP once again compared very well. We ranked number 6 in the group of 31 on our Net Income per gallon ($0.81), Net Income to Sales (30%), and in total cash flow ($12,322,955). We ranked 5th in Net Income per bushel ($2.34) and in our gallons produced per man hour of labor (925.54). In our yield results, the amount of undenatured ethanol we produced per bushel of corn used we ranked 4th (2.84 gallons).

We are just finishing our current capital projects, all of which will improve our operation, and we are beginning to work on next years projects. Two of them are worth mentioning. First the addition of a stand-alone regenerative thermal oxidizer (RTO) which will reduce our natural gas cost and usage even further, and improve our air emissions quality. Second the installation of a corn oil extraction system, which will allow us to improve our revenues from our co-products stream. The corn oil will be sold for bio-diesel feedstock.

Jenny Ebert—Quality Assurance

“Penny Pinching”

Whether it’s due to increasing price for gas, food, heating or a looming real estate re-assessment, seems everyone is pinching their pennies these days. Here at United Wisconsin Grain Producers (UWGP) we are also concerned with the increasing cost of business, but fortunately we have planned ahead. We’ve always made it a priority to monitor our overall production yield, getting the most out of each bushel of corn. As corn prices continue to remain high, caustic and ammonia prices increase, and ethanol prices remain lower than expected; our weekly meetings to review the previous week’s production data have become increasingly important. Each week a graphical trend is created on key indicators we have identified throughout the process, such as our estimated production yield per batch, residual sugars remaining in each batch, our daily corn grind numbers, and the available dextran ends in the corn mash prior to fermentation. In reviewing these trends, we can assess whether our current production settings are adequate or if modifications are needed to ensure we get the best yield. Of course, in order to obtain the trends, we rely on the lab technicians and operators to accurately perform and record their quality checks. In a given day we perform over 700 quality checks. Most of these quality checks are entered into our quality database and others are entered into the various vendor’s spreadsheets and tracked by their software programs. Entering these quality checks into a database makes it easier for us to visually monitor the data, rather than reviewing an endless sea of numerical results each day. We are able to select a single quality check and graph it over time with upper and lower control limits to see how we are performing. If we identify a day or set of days where we were performing above average, we can research that production time period to identify the production settings and implement them as routine practices for continued improved performance. Quality often falls to the wayside in most production facilities, but without our continued commitment to quality by all the UWGP employees, our penny pinching efforts would be fruitless.

Matt Cole—Safety/Environmental Manager

I hope everyone is enjoying the summer now that everything has dried out. It seems to me every night there is something on the news about the Beijing Olympics and how bad the city’s air is, so I thought I would take this opportunity to explain some of the various types of emission control units we employ to help us be a good neighbor. These emissions control units are certainly not unique to an ethanol plant. Many different industries use the same types of control devices, in order to protect the public from a potentially harmful exposure.

I will start with one of the most visible emissions points we have, which is the large stack. Many times a white plume will be seen emanating from this stack, it is water vapor. This vapor stream has been treated with a “thermal oxidizer”, which is a fancy term for burning it up. Basically, what the thermal oxidizer does, is take the emissions from our dried distillers grains with solubles (DDGS) dryers and also from various tank and vessel vents, and heats them to 1500°F. This process breaks down any potentially harmful chemicals into inert ones. This is one of the most effective technologies around to accomplish this task and also since we capture most of this heat to make steam, it is very efficient.

Another control device utilized here, is in the tank farm itself. Most people think a tank is just a tank. But, when you fill and empty tanks as often as we do, they need to be vented very well so you don’t collapse the tanks. Our tanks have floating roofs. This way there is a barrier between the vents near the roof and the liquid inside. The roofs keep the potential harmful vapor inside the tank, by preventing it from reaching the vents.

One of the other common control devices at our facility is called a baghouse. These are basically a fan that sucks a lot of air and then blows it through a filter. That way only clean air goes up the stack. These units are responsible for controlling our emissions of particulate matter. Particulate matter can be especially harmful if some one has a sensitive respiratory system. So, essentially these units are great big vacuums that ensure our dust stays on our property and doesn’t become airborne.

The next type of emissions control device is called a wet scrubber. Again, these are certainly not unique to the ethanol industry and they have been in use for a long time. As you all know in the process of making alcohol, CO2 is also produced. Before this CO2 can be released or captured and compressed, it needs to be cleaned. Over time it has been discovered that the best way to do that is by sending it through a column with special packing while at the same time pumping fresh cold water into the top of column. The water essentially “scrubs” the CO2 clean. This process eliminates more that 98% of the potential emissions of the CO2 stream.

Barb Bontrager – CFO

Our quarterly Securities and Exchange Commission (SEC) report (10Q) was filed timely on August 14, 2008. This and all of our SEC reports are available from a link on our website www.uwgp.com —> Click on Company Information —> Click on Financial Information —> Click on the large green button “click here” —> on the next page, click on the [html] link in red to the left of the report you want to view. The most recent filing is on top with the “10Q” or “10QSB” being our quarterly reports and the “10K” or “10KSB” our annual reports.

Community Support

Each year United Wisconsin Grain Producers LLC (UWGP) employs two local, college-bound students during the summer months to help us maintain our equipment and grounds. They work from June through the middle of August. Their tasks include painting pipes, ballasts, foundations as well as grounds maintenance. This year our students were Mike De Vries and Tiffany Bontrager. Mike is majoring in Sports & Recreation Management and is attending Marian University of Fond du Lac, Wisconsin. Tiffany is majoring in Automotive Design and is attending the College of Creative Studies in Detroit, Michigan. This continues to be a rewarding program and we appreciate the opportunity to support local students.

2008 Scholarship Recipients

A mistake was made in the May 2008 newsletter. Brad Krueger of Markesan was also one of the seven recipients of the UWGP Scholarship. Congratulations to all the 2008 UWGP Scholarship Recipients.

It’s Fair Time….

UWGP has a tradition and a desire to support our youth at the county fairs. This year we attended the livestock auctions at Lodi, Columbia County, Green Lake County, and for the first time ever we participated in the Dairy Youth Recognition Auction at Dodge County. We enjoy the time we spent at the auctions and appreciate the thanks we receive by participating. We are committed to supporting our youth in their achievements.